                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-45443


                             PROSPECTUS SUPPLEMENT
                              DATED APRIL 30, 1998
                     TO THE PROSPECTUS DATED APRIL 10, 1998

                       ALTERNATIVE LIVING SERVICES, INC.

     Alternative Living Services, Inc. (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated April 10, 1998 relating to the Company's $35,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2006 (the "Debentures") issued in a private placement on May 17, 1996 and the 1,717,217 shares of common stock, $.01 par value, of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances.

     The table set forth in the Prospectus under the caption "SELLING SECURITYHOLDERS" is hereby supplemented as follows:


                                                               PRINCIPAL               PRINCIPAL
                                                                 AMOUNT                 AMOUNT
                                                                  OF                      OF
                                                               DEBENTURES              DEBENTURES          PERCENT OF
                                                              BENEFICIALLY            THAT MAY BE         OUTSTANDING
NAME                                                             OWNED                    SOLD             DEBENTURES
----                                                        ---------------          -------------       -------------
Bankers Trust, Trustee for Chrysler Corp. Emp. #1
Pension Plan dated 4/1/89...................................   $2,500,000               $2,500,000            7.1%

HBK Finance L.P.............................................      658,000                  658,000            1.9

HBK Offshore Fund Ltd.......................................      527,000                  527,000            1.5

Mellon Bank NA, Trustee for NYNEX Master
Pension Trust dated 11/1/84.................................      500,000                  500,000            1.4

Scofield, Anthony L.........................................       72,250                   72,250             *

Scofield, Nanette E.........................................       72,250                   72,250             *

SoundShore Partners L.P.....................................    1,900,000                1,900,000            5.4

State Street Bank, Custodian for GE Pension Trust...........    2,500,000                2,500,000            7.1

Tanenbaum, Edith G..........................................       72,250                   72,250             *

----------------------
* Less than 1%